EXHIBIT 10.26

Separation Agreement and General Release

This Separation Agreement and General Release (“Agreement”) is entered into as of the 31st day of December, 2009 (the “Effective Date”), by and between Dennis R. Copeland (“Employee”) and Quality Distribution, Inc. (“Company”).

WHEREAS, Employee has been employed by Company; and

WHEREAS, Employee and Company have agreed that it is desirable to end Employee’s employment with Company on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee and Company have entered into a Services Agreement of even date herewith (the “Consulting Agreement”), pursuant to which Employee will provide certain consulting services to Company as an independent contractor.

NOW, THEREFORE, Employee and Company, intending to be legally bound and in consideration of the mutual promises contained herein and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.	Resignation. Employee and Company agree that Employee will resign from his employment and all positions with the Company, including, but not limited to, all officer positions and all trustee positions in pension and 401k plans, effective April 3,2010 (the “Separation Date”).

2.	Cooperation. During the period between the Effective Date and the Separation Date, Employee agrees to: (a) serve as an officer of Company in the position of Advisor to the CEO; (b) fully cooperate with the Company; and (c) perform duties assigned by the CEO to the best of his ability. In addition to other assignments by the CEO, Employee will specifically work on labor matters and render best efforts to timely transition his current areas of responsibility to the Vice President – Human Resources and other employees identified by the CEO. During the period between the Effective Date and the Separation Date, Employee shall receive his current salary and benefits.

3.

Severance Period; Severance Payments; No Compensation Owed. For a period of 156 weeks following the Separation Date (the “Severance Period”), Employee shall be paid the gross amount of $1366.73 per week. This severance pay, minus applicable withholding and tax deductions required by law, will be paid in accordance with the normal payroll cycles. Employee shall not be entitled to any bonus or other cash compensation during the Severance Period. Employee represents that, as of the Effective Date, he has received all compensation due and owing from Company, with the exception of a cash bonus in the amount of $50,000. Employee acknowledges and agrees that this bonus may be reduced pro rata or eliminated in line with bonuses (if any) awarded by the Board of Directors to similarly situated employees, and that any such bonus will be paid at the same time, and in the same manner, as bonuses paid to similarly situated employees.

4.	Health Benefits; COBRA. The Employee’s COBRA benefits (18 month eligibility) will start on the first day of the Severance Period. During the first eighteen (18) months of the Severance Period, Employee shall be entitled to receive medical, dental, and vision coverage (as applicable) at the applicable rates as all other employees, including new rates that become applicable, and the Company will pay for the benefits, except for the Employee portion. After the first 18 months of the Severance Period, Employee shall not be entitled to any further COBRA benefits and Company shall not make any further payments on Employee’s behalf under this Section 4, except as may be required by applicable law(s) or change(s) to applicable law(s). If Employee obtains other employment that offers medical, dental, or vision coverage (as applicable), or otherwise becomes eligible for such coverage, Employee shall be required to elect those benefits and cease COBRA coverage from Company.

5.	Life Insurance; Disability Insurance. All life insurance, short term disability, and long term disability coverages shall cease as of the first day of the Severance Period.

6.	Stock Options and Restricted Stock. All stock options and restricted stock previously granted to Employee shall continue to vest until the date on which the Consulting Agreement is terminated or expires, or until the last day of the Severance Period, whichever shall occur first. At that time, any unvested options will be forfeited and Employee shall have up to ninety (90) days to exercise any vested options. Employee shall not be entitled to receive any grants of stock options or restricted stock after the Effective Date. Employee’s ability to exercise stock options and trade vested stock shall be governed by: (a) Company’s Stock Option Plan and Restricted Stock Incentive Plans, respectively; (b) Company’s applicable written policies; and (3) applicable state and federal securities laws.

7.	401(k); Deferred Compensation. 401k contributions and Deferred Compensation contributions can only be deducted through the Separation date. Employee will continue to receive interest on his Deferred Compensation account and receive distributions in accordance with the provisions of the Deferred Compensation Plan, as they may be amended from time-to-time. Nothing in this Section 7 or elsewhere in this Agreement shall constrain the Company from amending or terminating the Deferred Compensation Plan in accordance with its terms and the provisions of applicable law.

8.	Unemployment Compensation. If Employee files for Unemployment Compensation and collects weekly benefits during the Severance Period, the amount the Employee receives will be deducted from Employee’s severance payments.

9.	Future Assistance. The Employee agrees that he shall cooperate with Company in the future should Company need information, testimony or other material relating to the Employee’s employment with Company. Company agrees to reimburse the Employee for any expenses incurred or loss suffered as a result of providing such cooperation.

10.	General Release by Employee.

a.	In consideration for the foregoing, the Employee, individually and on behalf of, as applicable, Employee’s agents, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, and anyone else who has or may have a claim by or through him, hereby irrevocably releases and discharges Company and the Other Released Parties (as defined below) from any and all Claims and Controversies (as defined below); provided, however, that nothing in this Agreement will be considered a release of Employee’s claims, if any, for Employee’s right to enforce the terms of this Agreement.

b.	For purposes of this Agreement, the term “Other Released Parties” means, as applicable, Company and its subsidiaries and affiliated entities, along with their respective officers, directors, shareholders, employees, contractors, agents, and representatives.

c.

For purposes of this Agreement, the term “Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act of 1963 (EPA), 29 U.S.C. §§ 201 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended, the Americans with Disabilities Act of 1990 (ADA), 42 U.S.C. §§ 12101 et seq., as amended, the Rehabilitation Act of 1973, 29 U.S.C. §§ 794 et seq., as amended, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Consolidated Budget and Reconciliation Act of 1985 (COBRA), §§ 1161 et seq., as amended, the Fair Labor Standards Act (FLSA), 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act (FMLA), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act (LMRA), 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act (OSHA), 29 U.S.C. §§ 651 et seq., as amended, the Electronic Communications Privacy Act, 18 U.S.C. 2510 et seq., and 2701 et seq., as amended, the Uniform Services Employment and Re-Employment Rights Act, 38 U.S.C. §§ 4301 et seq., as amended, the Sarbanes-Oxley Act, 18

U.S.C. § 1514A, as amended, the Florida Civil Rights Act (“FCRA”), Chapter 760, Florida Statutes, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law (including without limitation, breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortious interference with prospective contract, tortious interference with business relationship, tortious interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to the parties, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Employee on the one hand, and Company on the other hand, whether related to or in any way growing out of, resulting from or to result from Employee’s employment with Company, for or because of any matter or thing done, omitted, or allowed to be done by Company or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Agreement and through and including the Separation Date, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

d.	Employee understands and acknowledges that he is releasing Claims and Controversies of which he may not be aware. This is Employee’s knowing and voluntary intent, even though Employee recognizes that some day he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having entered into this Agreement. Nevertheless, Employee is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Employee is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released, and Employee understands the significance of doing so.

e.	In the event that any governmental agency independently decides to pursue any lawsuit or other action against Company in connection with its employment practices, Employee disclaims any right to damages, or to monetary or other relief, recovered as a result of such suit or action.

f.	The provisions of this Section 10 shall become effective and enforceable as of the Separation Date, and nothing herein shall be construed to the contrary.

g.	Employee understands and acknowledges that this Section 10 constitutes an essential, material term of this Agreement.

11.	No Violation. It is specifically understood and agreed that this Agreement shall not in any way be construed as an admission that Company has violated any federal, state or local law or common law duty, or that an action taken by Company with respect to the Employee has been unwarranted, unjustified, discriminatory or otherwise unlawful.

12.	Severability. It is specifically understood and agreed that the provisions of this Agreement are severable, and that, if any provision of this Agreement or if the application thereof under any circumstances is found to be invalid or unenforceable, such provision shall be stricken and all other provisions that can be given effect without the invalid or unenforceable provision shall remain valid and enforceable.

13.	Voluntary Agreement; Review Period. The Employee hereby acknowledges that he is acting of his own free will, without any duress, undue pressure or influence of any kind, that he has been afforded a period of not less than twenty-one (21) days within which to read and consider the terms of this Agreement, that he has been encouraged to seek the advice of counsel with respect to this Agreement, and that he fully understands all of the provisions and effects of this document. In addition, the Employee acknowledges that he has not relied on any promises, representations, inducements, or warranties other than those contained in this Agreement.

14.	Revocation Period. The Employee acknowledges that he is fully aware that he remains free to revoke this Agreement for a period of seven (7) days following the execution by him of this Agreement (the “Revocation Period”) by providing written notice to Company of his intention to revoke within the Revocation Period. The Employee further understands that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Employee understands and acknowledges that he shall relinquish any right he has to the compensation and benefits set forth in this Agreement if he exercises his right to revoke this Agreement. If Employee has not exercised his right to revoke this Agreement within the Revocation Period, this Agreement shall become irrevocable automatically at the close of business (5:00 p.m. Eastern time) on the last day of the Revocation Period.

15.	Restrictive Covenants. The Employee agrees to be bound by the restrictive covenants and other provisions set forth in Appendix A, which is attached hereto and incorporated herein by reference.

16.	Headings. The headings contained in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

17.	Enforcement. In the event either party breaches this Agreement, the breaching party shall have fifteen (15) days from receipt of written notice from the non-breaching party to cure such breach. In the event that a breach of this Agreement is proven in any action brought to enforce this Agreement, the non-breaching party may seek to recover, in addition to damages and other remedies, the reasonable costs and fees (including, without limitation, attorney’s fees) incurred in establishing the breach and securing judicial relief. Further, in the event that any provisions of this Agreement are breached, the non-breaching party may seek to recover damages for the breach without waiving the right to insist on the breaching party’s continued fulfillment of all other obligations under the Agreement.

18.	Governing Law; Choice of Forum. This Agreement shall be governed by, and construed and enforced under, the laws of the State of Florida, without regard to the choice of law provisions thereof. The exclusive venue for any action arising from, or brought to enforce, this Agreement shall be the state or federal courts located in Hillsborough County, Florida.

19.	Assignment. Employee represents that he has not previously assigned or transferred, or purported to assign or transfer, to any person or entity, all or part of any claim against Company. This Agreement shall be binding upon Employee and Company, and their respective heirs, administrators, executors, successors and permitted assigns. Company shall have the right to assign this Agreement, including the Restrictive Covenant attached as Appendix A, to any successor in interest, or to a related or affiliated entity. Employee may not assign this Agreement without Company’s prior written approval, which may be granted or withheld at Company’s sole discretion.

20.	Notice. Notices under this Agreement shall not be deemed valid unless in writing and hand-delivered or forwarded by mail, postage prepaid or by nationally-recognized overnight delivery service, addressed as follows:

Company:

Quality Distribution, Inc.

Attn: General Counsel

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

Employee:

Dennis R. Copeland

6250 Kipps Colony Court South

Unit 102

Gulfport, Florida 33707

 Such addresses may be changed from time-to-time by either party by providing notice as set forth in this Section 20.

21.	Entire Agreement; Amendment. This Agreement contains the entire understanding between Employee and Company relating to the subject matter contained herein. This Agreement supersedes all other agreements (including, but not limited to, the Employment Agreement between Employee and Company dated June 23, 1998), oral understandings, or other agreements or representations between Employee and Company that have not been specifically incorporated into this Agreement. No change, alteration, or modification of this Agreement shall be effective unless made in writing and signed by both Employee and Company.

IN WITNESS WHEREOF, the parties have set their hands and seals to this Separation Agreement and General Release.

Date: 12/31/09	/s/ Dennis R. Copeland

Dennis R. Copeland

Date: 12/17/09	Quality Distribution Inc.

	By:	/s/ Gary Enzor

	Its:	CEO

Appendix A

RESTRICTIVE COVENANTS

In consideration of his continued employment between the Effective Date and the Separation Date, the severance payments and benefits set forth in the Separation Agreement and General Release, and other good and valuable consideration, Employee represents, covenants and agrees to be bound as follows:

1.	REPRESENTATION / ACKNOWLEDGMENT

Employee represents and acknowledges that, during the time preceding the Effective Date of the Agreement, he was employed by Company as a senior executive and corporate officer, and that in such capacities Employee: (a) regularly accessed, and was knowledgeable of, Company’s confidential information and trade secrets, and (b) was introduced by Company to its clients and customers, and developed, expanded, and was entrusted with Company’s substantial client and customer relationships.

2.	NON-COMPETE

During the term of Employee’s employment and for a period of thirty-six (36) months following the Separation Date, Employee will not, either on his own behalf or on behalf of any other person, firm or entity, individually or collectively, directly or indirectly: (i) engage in the bulk transportation, transloading, tank cleaning, or container business, or any other business in which Company or any of its subsidiaries are engaged as of the Separation Date (collectively, the “Company Business”) in any geographic area in which Company or any of its subsidiaries participated in the Company Business during the last twenty-four (24) months prior to the Separation Date; or (ii) compete with Company or any of its subsidiaries, or participate as an agent, employee, officer, consultant, advisor, representative, stockholder, partner, member, joint venturer, or in any other capacity, or have any direct or indirect financial interest, in any enterprise that has any material operations engaged in the Company Business in any geographic area in which QDI or any of its subsidiaries participated in the Company Business during the last 24 months prior to the Separation Date; provided, however, that nothing contained herein shall prohibit Employee from: (i) owning no more than five percent (5%) of the equity of any publicly traded entity with respect to which Employee does not serve as an officer, director, employee, consultant or in any other capacity other than as an investor; (ii) being employed by an enterprise that engages in the Company Business, but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business; (iii) providing services as an independent contractor to QualaWash Holdings, LLC, or to any active independent contractor of Company’s Affiliate, Quality Carriers, Inc., where such services would not otherwise violate the terms of this Agreement; or (iv) engaging in any employment, consulting, advisory, or representative capacity for any enterprise not engaged in the Company Business.

3.	CONFIDENTIALITY

(a)         Employee will not use or disclose any Confidential Information belonging to the Company, including its affiliates and subsidiaries. “Confidential Information” means information or data in written, electronic, or any other form, tangible or intangible, which is not generally known outside the Company. Confidential Information includes, but is not limited to,

(i)        business, financial and strategic information, such as sales and earnings information and trends, material, overhead and other costs, profit margins, accounting information, banking and financing information, pricing policies, capital expenditure/investment plans and budgets, forecasts, strategies, plans and prospects.

(ii)        organizational and operational information, such as personnel and salary data, information concerning the utilization or capabilities of personnel, facilities or equipment, logistics management techniques, methodologies and systems, methods of operation data and facilities plans, and including specifically the same information with respect to owner/operators and affiliate or Company terminals;

(iii)        advertising, marketing and sales information, such as marketing and advertising data, plans, programs, techniques, strategies, results and budgets, pricing and volume strategies, catalog, licensing or other agreements or arrangements, and market research and forecasts and marketing and sales training and development courses, aids, techniques, instruction and materials.

(iv)        product and merchandising information, such as information concerning offered or proposed products or services and the sourcing of the same, product or services specifications, data, drawings, designs, performance characteristics, features, capabilities and plans and development and delivery schedules.

(v)        information about existing or prospective customers, suppliers, such as customer and supplier lists and contact information, customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing and rebate levels, credit information and contracts.

(vi)        technical information, such as information regarding plant and equipment organization, performance and design, information technology and logistics systems and related designs, integration, capabilities, performance and plans, computer hardware and software, research and development objectives, budgets and results, intellectual property applications, and other design and performance data.

(b)        Employee will return to the Company upon termination of employment all property belonging to the Company, including all Confidential Information in a tangible form. The restriction in this paragraph on using or disclosing Confidential Information extends beyond Employee’s employment with the Company, so long as the Confidential Information is not generally known outside of the Company.

4.	NON-SOLICITATION/ NON HIRE

During the term of Employee’s employment and for a period of thirty-six (36) months after the Separation Date (the “Non-Solicitation Expiration”), Employee will not solicit, hire, or make any other contact with, directly or indirectly, any customer of the Company or any of its subsidiaries, who or which was a customer at any time during the twenty-four months prior to Employee’s Separation Date, with respect to the provision of any service to any such customer that is the same or substantially similar to any offered or provided to such customer by the Company or any of its subsidiaries.

Employee will not, prior to the Non-Solicitation Expiration, solicit or make any other contact regarding the Company or any of its subsidiaries with any union or similar organization which has a collective bargaining agreement, union contract or similar agreement with the Company or any Subsidiary or affiliate or which is seeking to organize employees of the Company or any Subsidiary, with respect to any employee of the Company or such union’s or similar organization’s relationship or arrangements with the Company or any subsidiary; provided, however, that nothing contained herein shall preclude Employee from performing his obligations under the Consulting Agreement; and further provided, however, that nothing contained herein shall preclude Employee from having contact or dealing with any such union or similar organization on behalf of any enterprise that is not engaged in the Company Business, or for any enterprise that engages in the Company Business but whose principal business is not the Company Business, if Employee’s involvement is limited to those operations that are not the Company Business.

Employee will not, prior to the Non-Solicitation Expiration, solicit, hire, or make any other contact with, directly or indirectly, any person who is an employee or independent contractor (including, without limitation, any of the Company’s truck drivers, owner/operators, or affiliate terminal operators, or the employees of fleet owners associated with any affiliate terminal operator) of the Company or any of its subsidiaries or affiliates as or the Employee’s Separation Date (or any person who was employed by the Company or any of its subsidiaries or affiliates at any time during the three-month period prior to the Employee’s Separation Date) with respect to any employment services or other business relationship.

5.	NON-DISPARAGEMENT

Neither Employee nor Company will make or publish, or cause to be made or published, any statement or information that disparages or defames the other party or any of their respective subsidiaries or affiliates, or any employees or representatives thereof.

6.	REMEDIES

Employee acknowledges that irreparable damage would occur in the event of a breach of any of the provisions of this Appendix A. Therefore, in addition to any other remedy to which Company may be entitled at law or in equity, Company shall be entitled to an injunction to prevent any such breach by Employee and to enforce specifically the terms and provisions of this Appendix A.

7.	SCOPE

If the scope of any restriction or requirement contained in this Appendix A is found by any court of competent jurisdiction to be too broad or restrictive to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and the Employee consents and agrees that the court may modify the scope of such restriction or requirement so as to permit its enforcement.

AGREED:

/s/ Dennis R. Copeland

DATE:	12/31/09